[ASTORIA FINANCIAL CORPORATION LOGO]                                NEWS RELEASE


FOR IMMEDIATE RELEASE         CONTACT:  PETER J. CUNNINGHAM
                                        FIRST VICE PRESIDENT, INVESTOR RELATIONS
                                        (516) 327-7877
                                        IR@ASTORIAFEDERAL.COM

 ASTORIA FINANCIAL CORPORATION ANNOUNCES 20% INCREASE IN FOURTH QUARTER EPS TO
                $0.73 AND 21% INCREASE IN FULL YEAR EPS TO $2.85

          QUARTERLY CASH DIVIDEND OF $0.20 PER COMMON SHARE DECLARED;
                            ANNUAL MEETING DATE SET

LAKE SUCCESS, NEW YORK - JANUARY 23, 2003 - Astoria Financial Corporation (NYSE:
AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $61.1 million, or $0.73 diluted earnings per common share, for the quarter ended December 31, 2002, compared to net income of $54.8 million, or $0.61 diluted earnings per common share for the 2001 fourth quarter, representing increases of 11% and 20%, respectively. For the 2002 fourth quarter, returns on average equity, average tangible equity and average assets increased to 15.66%, 17.77% and 1.11%, respectively, from 14.09%, 16.02% and 0.97%, respectively, for the comparable 2001 period.

      Net income for the full year 2002 totaled a record $248.4 million, or $2.85 diluted earnings per common share, compared to net income of $222.9 million, or $2.35 diluted earnings per common share for 2001, representing increases of 11% and 21%, respectively. For 2002, returns on average equity, average tangible equity and average assets increased to 15.87%, 18.00%, and 1.12%, respectively, from 14.13%, 16.13% and 0.99%, respectively, for 2001.

      Included in the 2002 results is the benefit derived from the adoption of SFAS No. 142, which eliminated goodwill amortization of $4.8 million, or $0.06 diluted earnings per common share, per quarter. The 2001 results include a charge reflecting the cumulative effect of an accounting change, net of tax, of $2.3 million, or $0.03 diluted earnings per common share, related to the implementation of SFAS No. 133 in the 2001 first quarter.

2002 HIGHLIGHTS:

      PROFITABILITY:

      -     Diluted EPS: $2.85, up 21% from 2001

      -     Return on average assets: 1.12%, up 13% from 2001

      -     Return on average equity: 15.87%, up 12% from 2001

      -     Return on average tangible equity: 18.00%, up 12% from 2001

      RETAIL BANKING:

      - Deposits total $11.1 billion, up $164 million, or 1%, from December 31, 2001

      - Core deposits total $5.9 billion, up $171 million, or 3%, from December 31, 2001; core deposits represent 53% of total deposits

      - Checking deposits total $1.4 billion, up $183 million, or 15%, from December 31, 2001; 83,000 checking accounts opened during 2002

      - Business checking deposits (included in checking deposits above) total $159 million, up $46 million, or 41%, from December 31, 2001

      - Customer service fees increased to $60 million, up $8 million, or 16%, from 2001

      MORTGAGE LENDING:

      - Record Multifamily and Commercial real estate ("CRE") loan volume of $1.0 billion for 2002, an increase of 71% over 2001

      - One-to-four family loan volume of $4.5 billion for 2002, an increase of 15% over 2001

      - Record home equity lines of credit of $278 million opened in 2002, an increase of 88% over 2001

      - Multifamily and CRE portfolios total $2.3 billion, up $652 million, or 39% from December 31, 2001, representing 19% of total loans

      - One-to-four family portfolio totals $9.2 billion, down $896 million, or 9% from December 31, 2001, representing 77% of total loans

      - Home equity and other loans portfolio totals $373 million, up $132 million, or 55% from December 31, 2001, representing 3% of total loans

      Commenting on the Company's results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, said, "I am pleased to report double-digit earnings growth in both the fourth quarter and year despite the extraordinarily high level of mortgage loan and MBS repayments that accelerated through the fourth quarter and resulted in more than 50% of our assets being redeployed at lower rates during the year."

BOARD DECLARES QUARTERLY CASH DIVIDEND

      The Board of Directors of the Company, at their January 22, 2003 meeting, declared a quarterly cash dividend of $0.20 per common share. The dividend is payable on March 3, 2003 to shareholders of record as of February 18, 2003. This is the thirty-first consecutive quarterly cash dividend declared by the Company.

EIGHTH STOCK REPURCHASE PROGRAM COMPLETED; NINTH STOCK REPURCHASE PROGRAM COMMENCES

      During the fourth quarter, Astoria completed its eighth stock repurchase program and immediately commenced its previously announced ninth program, purchasing a combined 3.1 million shares of its common stock under both programs at an average cost of $26.20 per share. For 2002, the Company repurchased 7.3 million of its common shares at a cost of $211.1 million, or $28.98 per share. Under the ninth program, 9.6 million of common shares remain authorized for repurchase.

ISSUANCE OF $250 MILLION OF SENIOR NOTES

      During the 2002 fourth quarter, as previously announced, the Company issued $250 million aggregate principal amount of 5.75% Senior Notes due 2012. The proceeds are to be used for general corporate purposes, including stock repurchases.

BOARD SETS ANNUAL SHAREHOLDERS' MEETING DATE

      The Board of Directors, at their January 22, 2003 meeting, established May 21, 2003 as the date for the Annual Meeting of Shareholders, with a record date of March 26, 2003.

BALANCE SHEET SUMMARY & TRENDS

      Assets at December 31, 2002 totaled $21.7 billion compared to $21.9 billion at the end of the previous quarter and $22.7 billion at December 31, 2001. Key balance sheet highlights including the cumulative effect of the Company's balance sheet repositioning since December 31, 1999 follow:

                                                                                                       CHANGE
(DOLLARS IN MILLIONS)     12/31/99         12/31/00          12/31/01          12/31/02            12/31/99-12/31/02
                          --------         --------          --------          --------            -----------------
ASSETS                     $22,697          $22,337           $22,668           $21,698                 - 4%
LOANS                      $10,286          $11,422           $12,167           $12,059                 + 17%
MBS                        $ 9,287          $ 7,875           $ 7,074           $ 7,380                 - 21%
DEPOSITS                   $ 9,555          $10,072           $10,904           $11,067                 + 16%
CORE DEPOSITS              $ 4,625          $ 4,922           $ 5,743           $ 5,914                 + 28%
CHECKING                   $   878          $ 1,005           $ 1,200           $ 1,383                 + 58%
BORROWINGS                 $11,524          $10,320           $ 9,822           $ 8,821                 - 23%

      Mortgage loan originations and purchases for the quarter ended December 31, 2002 totaled $1.6 billion compared to $1.5 billion for the comparable 2001 period and $1.3 billion for the 2002 third quarter. Included in the fourth quarter mortgage loan production were one-to-four family mortgage loans totaling $1.3 billion, predominantly 3/1 and 5/1 adjustable rate mortgage ("ARM") loans. For the full year 2002, loan volume increased $1.0 billion to a record $5.6 billion, of which 81% were one-to-four family mortgage loans, predominantly 3/1 and 5/1 ARMs.

      For the quarter ended December 31, 2002, multifamily and CRE loan originations totaled $249.2 million compared to $195.8 million for the 2001 fourth quarter and $313.9 million for the 2002 third quarter. For the full year 2002, multifamily and CRE loan originations totaled $1.0 billion, an increase of $418.4 million, or 71%, over 2001 originations. The combined portfolios of multifamily and CRE loans grew 39% to $2.3 billion, or 19% of total loans at December 31, 2002. The average loan-to-value ratio of the multifamily and CRE loan portfolios is less than 65%, based on current principal balance and original appraised value. The average loan outstanding in these portfolios is under $1 million.

      The Company's strong multifamily and CRE lending capabilities are reflected in the growth of this portfolio since 1999:

                                                                                                      CHANGE
(DOLLARS IN MILLIONS)       12/31/99          12/31/00          12/31/01          12/31/02       12/31/99-12/31/02
                            --------          --------          --------          --------       -----------------
MULTIFAMILY/CRE LOANS        $1,014            $1,282            $1,693            $2,345            +131%
% OF TOTAL LOANS                 10%               11%               14%               19%           + 90%

      "This past year was one of spectacular growth in multifamily and commercial real estate lending. This was accomplished without any change in our focus on top quality, low credit risk lending standards. We will continue our strong growth in multifamily and CRE lending and expect these portfolios to approximate 25% of total loans by the end of 2003," Mr. Engelke noted.

      Mortgage loan prepayments for the quarter ended December 31, 2002 increased to $1.5 billion compared to $1.1 billion for the 2001 fourth quarter and $1.2 billion for the previous quarter. For the year ended December 31, 2002, mortgage loan prepayments totaled $4.5 billion as compared to $3.0 billion for the full year 2001. Due to the historically high level of mortgage loan prepayments, the total loan portfolio decreased slightly during the year to $12.1 billion from $12.2 billion at December 31, 2001.

      At December 31, 2002, non-performing loans declined to $34.5 million, or 0.16% of total assets, from $37.1 million, or 0.16% of total assets, at December 31, 2001. Net charge-offs for the quarter ended December 31, 2002 were $102,000. For the full year 2002, net charge-offs were $1.0 million, or one basis point of average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans was 242% at December 31, 2002 compared to 222% at December 31, 2001. Commenting on the superior asset quality, Mr. Engelke noted, "The quality of our assets continues to remain excellent as evidenced by our very low level of loan delinquencies and non-performing assets. Net charge-offs for the year were negligible, which is indicative of our conservative lending policies and the fact that over 99% of our loan portfolio is secured by real estate with a loan-to-value ratio averaging less than 64%, based upon current principal balance and original appraised value."

      Mortgage-backed securities ("MBS") totaled $7.4 billion at December 31, 2002, an increase of $305.5 million from December 31, 2001 and $589.1 million from September 30, 2002. For the quarter ended December 31, 2002, MBS repayments totaled $2.3 billion compared to $1.1 billion for the 2001 fourth quarter and $1.4 billion for the 2002 third quarter. For the year ended December 31, 2002, MBS repayments totaled $6.1 billion compared to $3.0 billion for the comparable 2001 period.

      Deposits were up $163.5 million for the year ended December 31, 2002 to $11.1 billion and were down $113.4 million on a linked quarter basis. Core deposits, which exclude certificate of deposit accounts, increased to $5.9 billion from $5.7 billion at December 31, 2001 and represent 53% of total deposits at December 31, 2002. Checking account balances at December 31, 2002 increased 15% to $1.4 billion from December 31, 2001 and represent 23% of core deposits at December 31, 2002. At December 31, 2002, the average checking account balance was $4,000, an increase of 8% from $3,700 at the end of 2001. Additionally, the success of our small business banking initiatives was reflected in the strong growth of business deposits, including business savings and checking accounts. At December 31, 2002, business deposits totaled $220.3 million, up 38% from December 31, 2001.

      Borrowings declined $1.0 billion during 2002 and totaled $8.8 billion at December 31, 2002. The following table details future borrowing maturities and weighted average rates:

CONTRACTUAL                TOTAL AMOUNT                WEIGHTED
  MATURITY                    MATURING               AVERAGE RATE
1Q03                       $850 Million                    3.71%
2Q03                       $200 Million                    6.49%
3Q03                       $350 Million                    5.30%
4Q03                       $800 Million                    5.81%
                           ------------
Through 2003               $ 2.2  Billion                  4.98%
1Q04                       $ 2.8  Billion                  4.97%
Remainder of 2004          $ 0.6  Billion                  5.89%
Beyond 2004                $ 3.2  Billion                  5.59%
                           --------------
Total(1)                   $ 8.8  Billion                  5.26%
                           ==============

      In addition to the above maturities, over the next twelve months approximately $2.4 billion of CDs with an average rate of 2.88% will mature. During the month of December 2002, CDs were issued or repriced at an average rate of 1.53%.

      Stockholders' equity was $1.6 billion, or 7.16% of total assets, at December 31, 2002 compared to $1.5 billion, or 6.81% of total assets, at December 31, 2001. Astoria Federal continues to maintain capital ratios in excess of applicable regulatory requirements. At December 31, 2002, core, tangible and risk-based capital ratios were 7.23%, 7.23% and 15.44%, respectively.

FOURTH QUARTER AND FULL YEAR EARNINGS SUMMARY

      Net interest income for the quarter and year ended December 31, 2002 totaled $111.0 million and $464.4 million, respectively, compared to $110.6 million and $457.0 million for the comparable 2001 periods.

      During the fourth quarter, the Company entered into an interest rate swap agreement that had the effect of converting our $125 million of capital trust securities ("Securities") from a 9.75% fixed rate instrument into a variable rate, LIBOR-based instrument. As a result of this transaction, the Securities were reclassified as borrowings and the capital securities expense, previously classified as non-interest expense, was reclassified as interest expense. All prior periods have been restated to conform to the current presentation.

      Astoria's net interest margin for the quarter ended December 31, 2002 increased to 2.16%, or 11 basis points over the 2001 fourth quarter margin of 2.05% and decreased 9 basis points from the restated margin of 2.25% for the previous quarter. Seven of the nine basis point decrease from the linked quarter is attributable to the $250 million senior debt issued in the fourth quarter. The year over year improvement in the net interest margin is a result of the cost of deposits and borrowings declining more rapidly than the

--------

(1) Included are $5.4 billion of borrowings that have a maturity greater than one year but can be called prior to March 31, 2003.

decline in asset yields. For the quarter ended December 31, 2002, the average cost of interest-bearing liabilities declined 84 basis points from the 2001 fourth quarter to 3.67% while the average yield on interest-earning assets declined only 61 basis points to 5.77%.

      Non-interest income for the quarter and year ended December 31, 2002 rose 37% and 19%, respectively, to $30.9 million and $107.4 million from $22.6 million and $90.1 million, for the respective periods in 2001. The increases for the quarter and year are primarily due to increases in customer service fees, net gain on sales of securities, BOLI income and the receipt in the 2002 fourth quarter of a $3.8 million net insurance settlement regarding the previously disclosed Weil litigation. Customer service fees for the quarter and year ended December 31, 2002 increased 10% and 16%, respectively, to $15.3 million and $60.2 million, respectively, from $13.9 million and $52.0 million, respectively, for the 2001 comparable periods. Included in non-interest income is mortgage banking income, net, the components of which are detailed below:

(DOLLARS IN MILLIONS)                     4Q02       4Q01        2002        2001
Loan servicing fees                     $  2.6     $  3.5     $  12.1     $  15.1
Amortization of MSR*                      (3.5)      (3.2)      (10.2)       (9.6)
MSR valuation adjustments*                (0.6)       0.1       (10.8)       (1.3)
Net gain on sale of loans                  2.8        0.7         6.6         3.3
                                          ----       ----       -----       -----
Mortgage banking income, net            $  1.3     $  1.1     $  (2.3)    $   7.5
                                          ====       ====       =====       =====

      *     Previously classified as non-interest expense

      During the 2002 fourth quarter, a gain on sales of securities of $2.3 million was recognized in order to offset an anticipated increase in the mortgage servicing valuation allowance. Since such valuation allowance increase was minimal, we used the gain on the sale of securities to offset a prepayment penalty of $2.2 million incurred on the prepayment of $100 million of high cost borrowings. The following table details the fourth quarter and full year offsets to MSR valuation adjustments:

(DOLLARS IN MILLIONS)                 4Q02             4Q01               2002              2001
MSR valuation adjustments           $ (0.6)          $  0.1             $ (10.8)          $  (1.3)
Net gain on sales of securities        2.3               -0-               10.8                -0-
Extinguishment of debt                (2.2)              -0-               (2.2)               -0-
                                     -----           -------            -------           --------
  Net impact on pre-tax income      $ (0.5)          $  0.1             $  (2.2)          $  (1.3)
                                    =======          =======            ========          ========

      For the quarter ended December 31, 2002, general and administrative expense ("G&A") totaled $48.8 million, compared to $44.1 million for the prior year period. The increase from the 2001 quarter is primarily due to increased compensation and pension expense. For the year ended December 31, 2002, G&A totaled $195.8 million, compared to $178.8 million for 2001. The increase was due primarily to increased compensation and pension expense, increased employee stock plan amortization and negative market valuation adjustments on interest rate caps.

      The efficiency ratio for the 2002 fourth quarter was 34.42% compared to 33.09% for the 2001 fourth quarter. For 2002, the efficiency ratio was 34.25% compared to 32.68% in 2001.

FUTURE OUTLOOK

      Commenting on the current operating environment, Mr. Engelke stated, "We are operating in a unique financial atmosphere with interest rates at forty-year lows, major geopolitical uncertainties and a lackluster economy. We currently anticipate the continuation of the existing low interest rate environment and the extraordinarily high levels of cash flow throughout the first half of 2003. Accordingly, we expect quarterly earnings in the first half of 2003 to resemble the 2002 fourth quarter results excluding the impact of the Weil litigation insurance settlement. Our current projections are for interest rates to rise and cash flows to recede in the second half of the year. If that transpires, earnings growth should resume. If a continuation of the current environment persists, we would not expect any significant growth in earnings during 2003 and might experience some downward pressure on earnings. Clearly, if interest rates increase earlier, positive earnings momentum will resume earlier."

EARNINGS CONFERENCE CALL, JANUARY 24 AT 9:30 A.M. (ET)

      The Company will host an earnings conference call tomorrow morning, January 24 at 9:30 a.m. (ET) to discuss fourth quarter and full year operating results. The toll-free dial-in number is (877) 692-2086. A replay will be available on January 24, 2003 from 1:00 p.m. (ET) through January 31, 2003, 11:59 p.m. (ET) The replay number is (877) 519-4471, passcode: 3677261. The conference call will also be simultaneously webcast on the Company's investor relations website at http://ir.astoriafederal.com and archived through February 7, 2003.

RISK FACTORS AND FORWARD LOOKING STATEMENTS

      This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and
Section 21E of the Securities Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

      Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all other areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislation or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

      Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of approximately $22 billion, is the second largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in fifteen states, primarily the East Coast, and through correspondent relationships in forty-four states.

                                  Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

                                                                                                 At                 At
                                                                                             December 31,       December 31,
                                                                                                2002               2001
                                                                                             ------------       ------------
ASSETS

Cash and due from banks                                                                      $    167,605       $    144,694
Federal funds sold and repurchase agreements                                                      510,252          1,309,164
Mortgage-backed securities available-for-sale                                                   2,453,633          3,014,963
Other securities available-for-sale                                                               338,948            534,220
Mortgage-backed securities held-to-maturity
      (fair value of $4,985,562 and $4,062,749, respectively)                                   4,925,891          4,059,087
Other securities held-to-maturity (fair value of $115,003
      and $405,451, respectively)                                                                 115,366            404,841
Federal Home Loan Bank of New York stock                                                          247,550            250,450
Loans held-for-sale                                                                                62,669             43,390
Loans receivable:
      Mortgage loans, net                                                                      11,680,160         11,924,134
      Consumer and other loans, net                                                               379,201            243,127
                                                                                             ------------       ------------
                                                                                               12,059,361         12,167,261
      Allowance for loan losses                                                                   (83,546)           (82,285)
                                                                                             ------------       ------------
      Total loans receivable, net                                                              11,975,815         12,084,976
Mortgage servicing rights, net                                                                     20,411             35,295
Accrued interest receivable                                                                        88,908             96,273
Premises and equipment, net                                                                       157,297            149,753
Goodwill                                                                                          185,151            185,151
Bank owned life insurance                                                                         358,898            242,751
Other assets                                                                                       89,435            112,698
                                                                                             ------------       ------------

TOTAL ASSETS                                                                                 $ 21,697,829       $ 22,667,706
                                                                                             ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:

      Deposits                                                                               $ 11,067,196       $ 10,903,693
      Reverse repurchase agreements                                                             6,285,000          7,385,000
      Federal Home Loan Bank of New York advances                                               2,064,000          1,914,000
      Other borrowings, net                                                                       472,180            522,795
      Mortgage escrow funds                                                                       104,353            116,395
      Accrued expenses and other liabilities                                                      151,102            283,237
                                                                                             ------------       ------------

TOTAL LIABILITIES                                                                              20,143,831         21,125,120
                                                                                             ------------       ------------

Stockholders' equity:
      Preferred stock, $1.00 par value; 5,000,000 shares authorized:

           Series A (1,225,000 shares authorized and -0- shares issued and outstanding)              --                 --
           Series B (2,000,000 shares authorized, issued and outstanding)                           2,000              2,000
      Common stock, $.01 par value; (200,000,000 shares authorized; 110,996,592 shares issued; and 84,805,817 and 90,766,744 shares
           outstanding, respectively)                                                               1,110              1,110
      Additional paid-in capital                                                                  840,186            822,652
      Retained earnings                                                                         1,368,062          1,207,742
      Treasury stock (26,190,775 and 20,229,848 shares, at cost, respectively)                   (639,579)          (459,471)
      Accumulated other comprehensive income (loss)                                                 9,800             (1,967)
      Unallocated common stock held by ESOP                                                       (27,581)           (29,480)
                                                                                             ------------       ------------

TOTAL STOCKHOLDERS' EQUITY                                                                      1,553,998          1,542,586
                                                                                             ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                   $ 21,697,829       $ 22,667,706
                                                                                             ============       ============

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

                                                                 For the Three Months Ended            For the Twelve Months Ended
                                                                          December 31,                          December 31,
                                                               -------------------------------       -------------------------------
                                                                    2002               2001               2002              2001
                                                               ------------       ------------       ------------      ------------
Interest income:
      Mortgage loans                                           $    187,064       $    204,862       $    788,928      $    818,759
      Consumer and other loans                                        4,912              4,140             17,623            17,853
      Mortgage-backed securities                                     88,350            107,620            377,623           462,621
      Other securities                                               13,477             21,023             69,211           107,315
      Federal funds sold and repurchase agreements                    1,914              6,655             12,877            32,015
                                                               ------------       ------------       ------------      ------------
Total interest income                                               295,717            344,300          1,266,262         1,438,563
                                                               ------------       ------------       ------------      ------------
Interest expense:
      Deposits                                                       62,528             88,158            288,000           399,989
      Borrowed funds                                                122,185            145,571            513,838           581,616
                                                               ------------       ------------       ------------      ------------
Total interest expense                                              184,713            233,729            801,838           981,605
                                                               ------------       ------------       ------------      ------------

Net interest income                                                 111,004            110,571            464,424           456,958
Provision for loan losses                                              --                1,002              2,307             4,028
                                                               ------------       ------------       ------------      ------------
Net interest income after provision for loan losses                 111,004            109,569            462,117           452,930
                                                               ------------       ------------       ------------      ------------
Non-interest income:
      Customer service fees                                          15,272             13,932             60,190            52,027
      Other loan fees                                                 1,774              2,234              7,696             6,864
      Net gain on sales of securities                                 2,283               --               10,772              --
      Mortgage banking income, net                                    1,282              1,094             (2,261)            7,515
      Income from bank owned life insurance                           5,471              4,264             21,398            16,848
      Other                                                           4,825              1,108              9,612             6,851
                                                               ------------       ------------       ------------      ------------
Total non-interest income                                            30,907             22,632            107,407            90,105
                                                               ------------       ------------       ------------      ------------
Non-interest expense:
      General and administrative:
          Compensation and benefits                                  27,702             24,779            106,704            92,823
          Occupancy, equipment and systems                           13,525             13,067             53,125            52,390
          Federal deposit insurance premiums                            500                503              1,996             1,996
          Advertising                                                 1,251                688              4,806             4,947
          Other                                                       5,863              5,034             29,196            26,611
                                                               ------------       ------------       ------------      ------------
      Total general and administrative                               48,841             44,071            195,827           178,767
      Extinguishment of debt                                          2,202               --                2,202              --
      Amortization of goodwill                                         --                4,769               --              19,078
                                                               ------------       ------------       ------------      ------------
Total non-interest expense                                           51,043             48,840            198,029           197,845
                                                               ------------       ------------       ------------      ------------

Income before income tax expense and cumulative effect of
      accounting change                                              90,868             83,361            371,495           345,190
Income tax expense                                                   29,804             28,554            123,066           120,036
                                                               ------------       ------------       ------------      ------------
Income before cumulative effect of accounting change                 61,064             54,807            248,429           225,154
Cumulative effect of accounting change, net of tax                     --                 --                 --              (2,294)
                                                               ------------       ------------       ------------      ------------

Net income                                                           61,064             54,807            248,429           222,860

Preferred dividends declared                                         (1,500)            (1,500)            (6,000)           (6,000)
                                                               ------------       ------------       ------------      ------------

Net income available to common shareholders                    $     59,564       $     53,307       $    242,429      $    216,860
                                                               ============       ============       ============      ============

Basic earnings per common share:

      Income before accounting change                          $       0.73       $       0.62       $       2.90      $       2.43
      Cumulative effect of accounting change, net of tax               --                 --                 --               (0.03)
                                                               ------------       ------------       ------------      ------------

      Net basic earnings per common share                      $       0.73       $       0.62       $       2.90      $       2.40
                                                               ============       ============       ============      ============

Diluted earnings per common share:

      Income before accounting change                          $       0.73       $       0.61       $       2.85      $       2.38
      Cumulative effect of accounting change, net of tax               --                 --                 --               (0.03)
                                                               ------------       ------------       ------------      ------------

      Net diluted earnings per common share                    $       0.73       $       0.61       $       2.85      $       2.35
                                                               ============       ============       ============      ============

Basic weighted average common shares                             81,086,769         86,290,774         83,514,927        90,450,157
Diluted weighted average common and common
      equivalent shares                                          81,945,229         87,756,068         84,919,651        92,174,012

                                                                         Page 11
ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                               At or For the                  At or For the
                                                            Three Months Ended              Twelve Months Ended
                                                                December 31,                   December 31,
                                                            -------------------       -----------------------------
                                                             2002         2001           2002              2001
                                                            ------       ------       -----------       -----------
                                                                (Annualized)
SELECTED RETURNS AND FINANCIAL RATIOS

    Return on average stockholders' equity (1)               15.66%       14.09%            15.87%            14.13%
    Return on average tangible stockholders' equity (1)      17.77        16.02             18.00             16.13
    Return on average assets (1)                              1.11         0.97              1.12              0.99
    General and administrative expense to average assets      0.89         0.78              0.88              0.79
    Efficiency ratio (2)                                     34.42        33.09             34.25             32.68
    Net interest rate spread                                  2.10         1.87              2.11              1.91
    Net interest margin                                       2.16         2.05              2.23              2.12

SELECTED CASH RATIOS (3)

    Cash return on average stockholders' equity              16.40%       16.12%            16.53%            15.84%
    Cash return on average tangible stockholders' equity     18.61        18.33             18.75             18.09
    Cash return on average assets                             1.16         1.11              1.17              1.11
    Cash general and administrative expense
         to average assets                                    0.83         0.72              0.84              0.76
    Cash efficiency ratio (2)                                32.36        30.74             32.46             31.21

ASSET QUALITY DATA (DOLLARS IN THOUSANDS)

    Non-performing loans/total loans                                                         0.29%             0.31%
    Non-performing loans/total assets                                                        0.16              0.16
    Non-performing assets/total assets                                                       0.16              0.18
    Allowance for loan losses/non-performing loans                                         242.04            221.70
    Allowance for loan losses/non-accrual loans                                            249.53            229.60
    Allowance for loan losses/total loans                                                    0.69              0.68
    Net charge-offs to average loans outstanding              0.00%        0.02%             0.01              0.01

    Non-performing assets                                                             $    35,608       $    40,103
    Non-performing loans                                                                   34,517            37,116
    Loans 90 days past maturity but still accruing                                          1,035             1,277
    Non-accrual loans                                                                      33,482            35,839
    Net charge-offs                                         $  102       $  722             1,046             1,674

CAPITAL RATIOS (ASTORIA FEDERAL)

    Tangible                                                                                 7.23%             5.88%
    Core                                                                                     7.23              5.88
    Risk-based                                                                              15.44             13.75

OTHER DATA

    Cash dividends paid per common share                    $ 0.20       $ 0.17       $      0.77       $      0.61
    Book value per common share                                                             17.73             16.44
    Tangible book value per common share                                                    15.55             14.40
    Average equity/average assets                             7.08%        6.86%             7.07%             7.01%
    Mortgage loans serviced for others (in thousands)                                 $ 2,671,085       $ 3,322,087
    Full time equivalent employees                                                          1,956             1,885

(1) Included in the 2002 results is the benefit derived from the adoption of SFAS No. 142 which eliminated goodwill amortization totaling $4.8 million for the three months ended December 31, 2001 and $19.1 million for the year ended December 31, 2001.

(2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

(3) The information presented represents pro forma calculations which are not in conformity with GAAP. The following items have been excluded from the return calculations: For the three months ended December 31, 2002 and 2001, a non-cash charge for amortization of employee stock plans of $2.9 million in 2002 and $3.1 million in 2001 and amortization of goodwill of $4.8 million in 2001. For the year ended December 31, 2002 and 2001, a non-cash charge for amortization of employee stock plans of $10.2 million in 2002 and $8.0 million in 2001 and amortization of goodwill of $19.1 million in 2001. The cash general and administrative expense to average assets ratio and cash efficiency ratio exclude the non-cash charge for amortization of employee stock plans.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)


                                                                     For the Three Months Ended December 31,
                                             --------------------------------------------------------------------------------------
                                                              2002                                       2001
                                             ---------------------------------------    -------------------------------------------
                                                                            Average                                        Average
                                               Average                       Yield/         Average                         Yield/
                                               Balance      Interest          Cost          Balance       Interest           Cost
                                             ------------   ---------       --------    ---------------   ---------       ---------
Assets:                                                                 (Annualized)                                   (Annualized)
   Interest-earning assets:
       Mortgage loans (1):
           One-to-four family                $  9,650,104   $ 142,101           5.89%   $    10,226,005   $ 170,263            6.66%
           Multi-family, commercial
              and construction                  2,340,428      44,963           7.68          1,662,506      34,599            8.32
       Consumer and other loans (1)               366,254       4,912           5.36            234,269       4,140            7.07
                                             ------------   ---------                   ---------------   ---------
       Total loans                             12,356,786     191,976           6.21         12,122,780     209,002            6.90
       Mortgage-backed securities (2)           6,886,092      88,350           5.13          7,021,780     107,620            6.13
       Other securities (2) (3)                   771,038      13,477           6.99          1,212,829      21,023            6.93
       Federal funds sold and
           repurchase agreements                  498,048       1,914           1.54          1,226,800       6,655            2.17
                                             ------------   ---------                   ---------------   ---------
   Total interest-earning assets               20,511,964     295,717           5.77         21,584,189     344,300            6.38
                                                            ---------                                     ---------
   Non-interest-earning assets                  1,526,754                                     1,099,957
                                             ------------                               ---------------
Total assets                                 $ 22,038,718                               $    22,684,146
                                             ============                               ===============

Liabilities and stockholders' equity:
   Interest-bearing liabilities:
       Savings                               $  2,818,110       4,489           0.64    $     2,558,805       9,114            1.42
       Certificates of deposit                  5,185,574      52,633           4.06          5,212,529      65,581            5.03
       NOW                                      1,359,038         526           0.15          1,135,550         796            0.28
       Money market                             1,744,120       4,880           1.12          1,925,626      12,667            2.63
                                             ------------   ---------                   ---------------   ---------
       Total deposits                          11,106,842      62,528           2.25         10,832,510      88,158            3.26
       Borrowed funds                           8,999,131     122,185           5.43          9,896,888     145,571            5.88
                                             ------------   ---------                   ---------------   ---------
   Total interest-bearing liabilities          20,105,973     184,713           3.67         20,729,398     233,729            4.51
                                                            ---------                                     ---------
   Non-interest-bearing liabilities               372,728                                       398,433
                                             ------------                               ---------------
Total liabilities                              20,478,701                                    21,127,831
Stockholders' equity                            1,560,017                                     1,556,315
                                             ------------                               ---------------
Total liabilities and stockholders' equity   $ 22,038,718                               $    22,684,146
                                             ============                               ===============

Net interest income/net interest
   rate spread                                              $ 111,004           2.10%                     $ 110,571            1.87%
                                                            =========       ========                      =========       =========
Net interest-earning assets/net
   interest margin                           $    405,991                       2.16%   $       854,791                        2.05%
                                             ============                   ========    ===============                   =========
Ratio of interest-earning assets
   to interest-bearing liabilities                  1.02x                                         1.04x
                                                    =====                                         =====

(1) Mortgage loans and consumer and other loans include non-performing loans and exclude the allowance for loan losses.

(2)   Securities available-for-sale are reported at average amortized cost.

(3)   Other securities include Federal Home Loan Bank of New York Stock.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)


                                                                For the Twelve Months Ended December 31,
                                             -------------------------------------------------------------------------------
                                                              2002                                    2001
                                             --------------------------------------    -------------------------------------
                                                                           Average                                   Average
                                               Average                      Yield/       Average                     Yield/
                                               Balance        Interest       Cost        Balance        Interest      Cost
                                             ------------   -----------    --------    ------------   ------------   -------
Assets:
   Interest-earning assets:
      Mortgage loans (1):
          One-to-four family                 $ 10,077,810   $   626,251        6.21%   $ 10,069,593   $    694,596     6.90%
          Multi-family, commercial
             and construction                   2,072,805       162,677        7.85       1,487,504        124,163     8.35
      Consumer and other loans (1)                307,103        17,623        5.74         206,903         17,853     8.63
                                             ------------   -----------                ------------   ------------
      Total loans                              12,457,718       806,551        6.47      11,764,000        836,612     7.11
      Mortgage-backed securities (2)            6,599,887       377,623        5.72       7,282,666        462,621     6.35
      Other securities (2) (3)                  1,011,280        69,211        6.84       1,519,647        107,315     7.06
      Federal funds sold and
          repurchase agreements                   766,906        12,877        1.68         940,394         32,015     3.40
                                             ------------   -----------                ------------   ------------
   Total interest-earning assets               20,835,791     1,266,262        6.08      21,506,707      1,438,563     6.69
                                                            -----------                               ------------
   Non-interest-earning assets                  1,302,014                                 1,008,224
                                             ------------                              ------------
Total assets                                 $ 22,137,805                              $ 22,514,931
                                             ============                              ============

Liabilities and stockholders' equity:
   Interest-bearing liabilities:
      Savings                                $  2,754,000        29,096        1.06    $  2,495,532         46,283     1.85
      Certificates of deposit                   5,203,610       223,216        4.29       5,223,163        283,125     5.42
      NOW                                       1,269,866         3,176        0.25       1,075,524          5,097     0.47
      Money market                              1,876,107        32,512        1.73       1,734,232         65,484     3.78
                                             ------------   -----------                ------------   ------------
      Total deposits                           11,103,583       288,000        2.59      10,528,451        399,989     3.80
      Borrowed funds                            9,097,198       513,838        5.65      10,014,736        581,616     5.81
                                             ------------   -----------                ------------   ------------
   Total interest-bearing liabilities          20,200,781       801,838        3.97      20,543,187        981,605     4.78
                                                            -----------                               ------------
   Non-interest-bearing liabilities               372,050                                   394,302
                                             ------------                              ------------
Total liabilities                              20,572,831                                20,937,489
Stockholders' equity                            1,564,974                                 1,577,442
                                             ------------                              ------------
Total liabilities and stockholders' equity   $ 22,137,805                              $ 22,514,931
                                             ============                              ============

Net interest income/net interest
   rate spread                                              $   464,424        2.11%                  $    456,958     1.91%
                                                            ===========    ========                   ============   ======
Net interest-earning assets/net
   interest margin                           $    635,010                      2.23%   $    963,520                    2.12%
                                             ============                  ========    ============                  ======
Ratio of interest-earning assets
   to interest-bearing liabilities                  1.03x                                     1.05x
                                                    =====                                     =====

(1) Mortgage loans and consumer and other loans include non-performing loans and exclude the allowance for loan losses.

(2)   Securities available-for-sale are reported at average amortized cost.

(3)   Other securities include Federal Home Loan Bank of New York Stock.